Exhibit 5.1

May 12, 2023

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Re: 18,000,000 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

I am Vice President, Deputy General Counsel & Assistant Secretary for Discover Financial Services, a Delaware corporation (the “Company”), and have participated in the preparation by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 18,000,000 shares of the Company’s Common Stock, par value $.01 per share (the “Plan Shares”), to be issued under the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). I have also examined and relied upon originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions or law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. Each Plan Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Plan Share shall have been duly issued and delivered in accordance with the terms of the Plan; and (iii) certificates representing such Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Plan Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the laws, rules or regulations of any other jurisdiction, including, without limitation, securities or “blue sky” laws of the various states or the District of Columbia or the federal laws of the United States of America to the issuance or sale of the Plan Shares.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement or related prospectuses. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Philip J. Castrogiovanni

Philip J. Castrogiovanni

Vice President, Deputy General Counsel & Assistant Secretary